ORCHID ISLAND CAPITAL ANNOUNCES SECOND QUARTER 2021 RESULTS

VERO BEACH, Fla. (July 29, 2021) – Orchid Island Capital, Inc. (NYSE:ORC) ("Orchid” or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended June 30, 2021.

Second Quarter 2021 Highlights

•         Net loss of $16.9 million, or $0.17 per common share, which consists of:

•         Net interest income of $27.7 million, or $0.28 per common share

•         Total expenses of $3.7 million, or $0.04 per common share

•         Net realized and unrealized losses of $40.8 million, or $0.41 per common share, on RMBS and derivative instruments, including net interest expense on interest rate swaps

•         Second quarter total dividends declared and paid of $0.195 per common share

•         Book value per common share of $4.71 at June 30, 2021

•         Total return of (0.7)%, comprised of $0.195 dividend per common share and $0.23 decrease in book value per common share, divided by beginning book value per common share

•         Company to discuss results on Friday, July 30, 2021, at 10:00 AM ET

•         Supplemental materials to be discussed on the call can be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com

Management Commentary

Commenting on the second quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The economy continued its strong recovery from the COVID pandemic during the second quarter of 2021.  The surge in COVID cases that occurred during the first quarter of 2021 abated quickly as inoculations of the new vaccines were widely distributed throughout the population. The economic data released during the second quarter tells the story quite well.  GDP is estimated to have expanded at an 8.0% annualized rate.  The housing market is stronger than it was leading up to the financial crisis.    Price pressures are evident due to the combination of constrained supply channels and robust demand.  The CPI increased by well over 5% year over year in June as well.  As economic activity and inflation accelerated during the second quarter of 2021, market participants anticipated interest rates would continue to rise as they had done during the first quarter of the year.  This did not occur.  In fact, over the course of the quarter, longer term interest rates declined slowly – by 27.2 basis points in the case of the 10-year treasury note and 32.5 basis points in the case of the 30-year bond.  Since quarter end, rates have accelerated their decline, especially so as the delta variant of COVID has appeared to spread at an accelerating rate across both the US and the globe.  Market positioning – heavily skewed towards short positions – likely played the primary role in this outcome initially.  The Federal Reserve (the “Fed”) has insisted these price pressures are temporary and, based on the persistence of these interest rate moves, the market appears to agree.  However, not all members of the Federal Open Market Committee or market participants agree.  Herein lies the quandary.

“When we last spoke on our first quarter earnings call, we mentioned we were positioning the portfolio defensively in light of the recovery, and this has not changed.  The portfolio retains a bias towards higher rates and the probable tapering of MBS asset purchases by the Fed.  While the leadership of the Fed insists their policy will remain accommodative for some time, other Fed officials have hinted at the need for tapering much sooner and the strength of the housing market appears to confirm this.  As a mortgage REIT focused solely of the Agency RMBS market, we do not have the option of eliminating our exposure to the sector.  What we can do is minimize our exposure to the sub-sectors of the Agency RMBS market that will be most adversely affected by the tapering when it does occur.  We believe that these will be the coupons the Fed buys as part of their asset purchase programs.  To wit, we have essentially

ORC Announces Second Quarter 2021 Results

July 29, 2021

no exposure to Ginnie Mae fixed rate RMBS and very little exposure to 15 and 30-year production coupons.  We reduced our exposure to these sectors during the first quarter of 2021. The extremely rich valuations of these securities prevented us from adding subsequently, especially with the inevitable tapering on the horizon.  While this strategy prevents us from taking advantage of the very attractive dollar roll opportunities available in many of these securities, especially 30-year, fixed rate production coupons, we have been able to earn attractive returns in other sectors of the Agency RMBS market.

“Orchid was able to raise approximately $125 million of additional capital during the second quarter at very accretive levels – our weighted average net selling price was approximately $5.42 per share during the second quarter. We have deployed the proceeds into higher coupon, specified pools and interest only securities. Our capital allocation to interest only and inverse interest only securities increased from 9.5% at March 31, 2021, to 18.0% at June 30, 2021.  We have increased the allocation slightly more so far in the third quarter and may continue to do so, with a soft target of 25%.  With the persistent rally in long-term rates, we are quite happy with the performance of the portfolio in terms of prepayment speeds, as the portfolio prepaid at 12.9 CPR in the aggregate for the second quarter versus 12.0 CPR in the first.  The pass-through portfolio increased from 9.9 CPR during the first quarter to 10.9 CPR in the second, a very modest increase.  Our realized net interest margin for the quarter was flat with the level in the first quarter.

“While we did raise additional capital during the quarter, we have been judicious in putting it to work.  Our leverage ratio has declined from 9.1 to 1 at March 31, 2021, to 8.2 to 1 at June 30, 2021.  We maintained some dry powder to be deployed as our asset class has cheapened, which started to occur in mid-June and into early July. We are pleased to be able to put this capital to work at far more attractive levels than existed prior to mid-June.”

Details of Second Quarter 2021 Results of Operations

The Company reported net loss of $16.9 million for the three month period ended June 30, 2021, compared with net income of $48.8 million for the three month period ended June 30, 2020. The Company increased its Agency RMBS portfolio over the course of the second quarter of 2021 through capital raised through two follow-on offerings completed in the first quarter of 2021 and shares issued through the ATM program in the second quarter of 2021. Interest income on the portfolio in the second quarter was up approximately $2.4 million from the first quarter of 2021. The yield on our average MBS declined from 2.66% in the first quarter of 2021 to 2.60% for the second quarter of 2021, repurchase agreement borrowing costs declined from 0.20% for the first quarter of 2021 to 0.14% for the second quarter of 2021, and our net interest spread remained level at 2.46% in both the first and second quarters of 2021.

Book value decreased by $0.23 per share in the second quarter of 2021. The decrease in book value reflects our net loss of $0.17 per share and the dividend distribution of $0.195 per share, offset by approximately $0.14 per share added through our capital raising activities. The Company recorded net realized and unrealized losses of $0.41 per share on Agency RMBS assets and derivative instruments, including net interest expense on interest rate swaps.

Prepayments

For the quarter ended June 30, 2021, Orchid received $135.5 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 12.9%. Prepayment rates on the two RMBS sub-portfolios were as follows (in CPR):

		Structured
	PT RMBS	RMBS	Total
Three Months Ended	Portfolio (%)	Portfolio (%)	Portfolio (%)
June 30, 2021	10.9	29.9	12.9
March 31, 2021	9.9	40.3	12.0
December 31, 2020	16.7	44.3	20.1
September 30, 2020	14.3	40.4	17.0
June 30, 2020	13.9	35.3	16.3
March 31, 2020	9.8	22.9	11.9

ORC Announces Second Quarter 2021 Results

July 29, 2021

Portfolio

The following tables summarize certain characteristics of Orchid’s PT RMBS (as defined below) and structured RMBS as of June 30, 2021 and December 31, 2020:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
June 30, 2021
Fixed Rate RMBS	$4,574,539	97.9%	2.97%	335	1-Jul-51
Total Mortgage-backed Pass-through	4,574,539	97.9%	2.97%	335	1-Jul-51
Interest-Only Securities	92,709	2.0%	3.63%	290	25-May-51
Inverse Interest-Only Securities	3,991	0.1%	3.79%	307	15-Jun-42
Total Structured RMBS	96,700	2.1%	3.64%	291	25-May-51
Total Mortgage Assets	$4,671,239	100.0%	3.06%	329	1-Jul-51
December 31, 2020
Fixed Rate RMBS	$3,560,746	95.5%	3.09%	339	1-Jan-51
Fixed Rate CMOs	137,453	3.7%	4.00%	312	15-Dec-42
Total Mortgage-backed Pass-through	3,698,199	99.2%	3.13%	338	1-Jan-51
Interest-Only Securities	28,696	0.8%	3.98%	268	25-May-50
Total Structured RMBS	28,696	0.8%	3.98%	268	25-May-50
Total Mortgage Assets	$3,726,895	100.0%	3.19%	333	1-Jan-51

($ in thousands)
	June 30, 2021		December 31, 2020
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$3,773,957	80.8%	$2,733,960	73.4%
Freddie Mac	897,282	19.2%	992,935	26.6%
Total Portfolio	$4,671,239	100.0%	$3,726,895	100.0%

	June 30, 2021	December 31, 2020
Weighted Average Pass-through Purchase Price	$107.37	$107.43
Weighted Average Structured Purchase Price	$17.88	$20.06
Weighted Average Pass-through Current Price	$106.65	$108.94
Weighted Average Structured Current Price	$14.48	$10.87
Effective Duration (1)	3.830	2.360

(1)      Effective duration of 3.830 indicates that an interest rate increase of 1.0% would be expected to cause a 3.830% decrease in the value of the RMBS in the Company’s investment portfolio at June 30, 2021.  An effective duration of 2.360 indicates that an interest rate increase of 1.0% would be expected to cause a 2.360% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2020. These

ORC Announces Second Quarter 2021 Results

July 29, 2021

figures include the structured securities in the portfolio, but do not include the effect of the Company’s funding cost hedges.  Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing, Leverage and Liquidity

As of June 30, 2021, the Company had outstanding repurchase obligations of approximately $4,514.7 million with a net weighted average borrowing rate of 0.13%.  These agreements were collateralized by RMBS with a fair value, including accrued interest, of approximately $4,678.1 million and cash pledged to counterparties of approximately $79.1 million. The Company’s leverage ratio at June 30, 2021 was 8.2 to 1. At June 30, 2021, the Company’s liquidity was approximately $278.5 million, consisting of unpledged RMBS and cash and cash equivalents.  To enhance our liquidity even further, we may pledge more of our structured RMBS as part of a repurchase agreement funding, but retain the cash in lieu of acquiring additional assets.  In this way we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash.  Below is a list of our outstanding borrowings under repurchase obligations at June 30, 2021.

($ in thousands)
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	in Days
Mirae Asset Securities (USA) Inc.	$393,954	8.7%	0.14%	$20,940	34
Wells Fargo Bank, N.A.	378,394	8.4%	0.12%	20,234	14
Mitsubishi UFJ Securities (USA), Inc.	355,357	7.9%	0.20%	30,369	20
J.P. Morgan Securities LLC	345,476	7.7%	0.18%	19,414	62
ASL Capital Markets Inc.	342,467	7.6%	0.11%	19,165	19
RBC Capital Markets, LLC	295,929	6.6%	0.11%	14,968	33
Cantor Fitzgerald & Co.	276,727	6.1%	0.11%	15,599	35
ABN AMRO Bank N.V.	222,136	4.9%	0.12%	7,435	23
ED&F Man Capital Markets Inc.	204,081	4.5%	0.15%	11,798	24
ING Financial Markets LLC	201,506	4.5%	0.12%	8,446	21
Nomura Securities International, Inc.	201,196	4.5%	0.11%	10,993	27
Citigroup Global Markets, Inc.	197,170	4.4%	0.12%	10,673	12
Barclays Capital Inc.	150,511	3.3%	0.12%	5,428	12
Goldman Sachs & Co. LLC	147,558	3.3%	0.11%	8,152	42
Merrill Lynch, Pierce, Fenner & Smith Inc.	141,275	3.1%	0.14%	5,800	14
BMO Capital Markets Corp.	140,261	3.1%	0.12%	7,129	27
Daiwa Capital Markets America, Inc.	121,577	2.7%	0.12%	5,923	39
Santander Bank, N.A.	101,468	2.2%	0.13%	6,276	85
Austin Atlantic Asset Management Co.	101,075	2.2%	0.14%	4,851	1
South Street Securities, LLC	98,634	2.2%	0.14%	5,140	66
Lucid Cash Fund USG LLC	51,605	1.1%	0.10%	2,978	15
J.V.B. Financial Group, LLC	32,945	0.7%	0.11%	1,687	24
Lucid Prime Fund LLC	13,402	0.3%	0.23%	1,699	15
Total / Weighted Average	$4,514,704	100.0%	0.13%	$245,097	29

(1)      Equal to the sum of the fair value of securities sold, accrued interest receivable and cash posted as collateral (if any), minus the sum of repurchase agreement liabilities, accrued interest payable and the fair value of securities posted by the counterparties (if any).

Hedging

 ORC Announces Second Quarter 2021 Results

July 29, 2021

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding against a rise in interest rates by entering into derivative financial instrument contracts.  The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented.  At June 30, 2021, such instruments were comprised of Eurodollar and Treasury note (“T-Note”) futures contracts, interest rate swap agreements, interest rate swaption agreements, and to-be-announced (“TBA”) securities transactions.

The table below presents information related to the Company’s Eurodollar and T-Note futures contracts at June 30, 2021.

($ in thousands)
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
Eurodollar Futures Contracts (Short Positions)
2021	$50,000	1.00%	0.17%	$(207)
Treasury Note Futures Contracts (Short Positions)(2)
September 2021 5-year T-Note futures
(Sep 2021 - Sep 2026 Hedge Period)	$269,000	1.08%	1.16%	788
September 2021 10-year Ultra futures
(Sep 2021 - Sep 2031 Hedge Period)	$23,500	1.19%	1.02%	$(608)

(1)      Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.

(2)      5-Year T-Note futures contracts were valued at a price of $123.43 at June 30, 2021.  The contract values of the short positions were $332.0 million at June 30, 2021. 10-Year Ultra futures contracts were valued at a price of $147.20 at June 30, 2021. The contract value of the short position was $34.6 million at June 30, 2021.

The table below presents information related to the Company’s interest rate swap positions at June 30, 2021.

($ in thousands)
		Average		Net
		Fixed	Average	Estimated	Average
	Notional	Pay	Receive	Fair	Maturity
Expiration	Amount	Rate	Rate	Value	(Years)
> 3 to ≤ 5 years	$955,000	0.64%	0.16%	8,134	4.5
> 5 years	400,000	1.16%	0.13%	(282)	7.8
	$1,355,000	0.79%	0.15%	$7,852	5.5

The following table presents information related to our interest rate swaption positions as of June 30, 2021.

($ in thousands)
	Option			Underlying Swap
			Weighted			Average	Weighted
			Average		Average	Adjustable	Average
		Fair	Months to	Notional	Fixed	Rate	Term
Expiration	Cost	Value	Expiration	Amount	Rate	(LIBOR)	(Years)
Payer Swaptions - long
≤ 1 year	$4,000	$1,959	9.2	$400,000	1.66%	3 Month	5.0
>1 year ≤ 2 years	25,390	24,323	19.1	1,027,200	2.20%	3 Month	15.0
	$29,390	$26,282	16.3	$1,427,200	2.05%	3 Month	12.2
Payer Swaptions - short
≤ 1 year	$(13,400)	$(10,358)	7.8	$(1,182,850)	2.10%	3 Month	11.6

 ORC Announces Second Quarter 2021 Results

July 29, 2021

The following table summarizes our contracts to sell TBA securities as of June 30, 2021.

($ in thousands)
	Notional			Net
	Amount	Cost	Market	Carrying
	Long (Short)(1)	Basis(2)	Value(3)	Value(4)
June 30, 2021
30-Year TBA securities:
3.0%	$(400,000)	$(417,750)	$(416,875)	$875
	$(400,000)	$(417,750)	$(416,875)	$875

(1)      Notional amount represents the par value (or principal balance) of the underlying Agency RMBS.

(2)      Cost basis represents the forward price to be paid (received) for the underlying Agency RMBS.

(3)      Market value represents the current market value of the TBA securities (or of the underlying Agency RMBS) as of period-end.

(4)      Net carrying value represents the difference between the market value and the cost basis of the TBA securities as of period-end and is reported in derivative assets (liabilities) at fair value in our balance sheets.

Dividends

In addition to other requirements that must be satisfied to qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular monthly dividends to our stockholders and have declared the following dividends since our February 2013 IPO.

(in thousands, except per share data)
Year	Per Share Amount	Total
2013	$1.395	$4,662
2014	2.160	22,643
2015	1.920	38,748
2016	1.680	41,388
2017	1.680	70,717
2018	1.070	55,814
2019	0.960	54,421
2020	0.790	53,570
2021 - YTD(1)	0.455	45,460
Totals	$12.110	$387,423

(1)      On July 14, 2021, the Company declared a dividend of $0.065 per share to be paid on August 27, 2021.  The effect of this dividend is included in the table above but is not reflected in the Company’s financial statements as of June 30, 2021.

Peer Performance

The tables below present total return data for Orchid compared to a selected group of peers based on stock price performance for periods through June 30, 2021 and based on book value performance for periods through March 31, 2021.

Portfolio Total Rate of Return Versus Peer Group Average - Stock Price Performance
			ORC Spread
	ORC		Over / (Under)
	Total Rate	Peer	Peer
	of Return(1)	Average(1)(2)	Average(3)
Year to Date (1/1/2021 - 6/30/2021)	6.7%	12.6%	(5.9)%
One Year Total Return	27.3%	45.4%	(18.1)%
Two Year Total Return	12.1%	2.6%	9.5%
Three Year Total Return	9.2%	(2.2)%	11.4%
Four Year Total Return	(2.0)%	(1.1)%	(0.9)%
Five Year Total Return	10.0%	23.5%	(13.5)%
Six Year Total Return	20.3%	35.9%	(15.6)%
Seven Year Total Return	20.7%	30.0%	(9.3)%
Inception to Date (2/13/2013 - 6/30/2021)	28.1%	21.3%	6.8%

Source: SEC filings and press releases of Orchid and Peer Group

(1)      Total Rate of Return for each period is obtained from Bloomberg and includes reinvested dividends for each period. Returns are calculated on a monthly basis and compounded for each respective period.

(2)      The peer average is the unweighted, simple, average of the total rate of return for each of the following companies based on the following inclusion periods. AGNC, NLY, ANH, ARR and CMO have been included since Orchid’s inception. ANH is included from Orchid’s inception to Q1 2021. HTS is included from Orchid’s inception to Q1 2016. MTGE is included from Q1 2017 to Q2 2018. CYS is included from Orchid’s inception to Q2 2018. WMC is included from Orchid’s inception to Q4 2018. DX was added in Q1 2017. AAIC and CHMI were added in Q1 2019.

(3)      Represents the total rate of return for Orchid minus peer average in each respective measurement period.

Portfolio Total Rate of Return Versus Peer Group Average - Book Value Performance
			ORC Spread
	ORC		Over / (Under)
	Total Rate	Peer	Peer
	of Return(1)	Average(1)(2)	Average(3)
One Year Total Return	22.1%	21.1%	1.0%
Two Year Total Return	(2.2)%	(7.4)%	5.2%
Three Year Total Return	(5.6)%	(8.2)%	2.6%
Four Year Total Return	(6.7)%	(2.9)%	(3.8)%
Five Year Total Return	(3.3)%	3.5%	(6.8)%
Six Year Total Return	(3.8)%	(1.3)%	(2.5)%
Seven Year Total Return	16.7%	12.4%	4.3%
Inception to Date (3/31/2013 - 3/31/2021)(4)	11.9%	0.5%	11.4%

Source: SEC filings and press releases of Orchid and Peer Group

(1)      Total rate of return for each period is change in book value per share over the period plus dividends per share declared divided by the book value per share at the beginning of the period. None of the return calculations are annualized except for the stub 2013 calculation.

(2)      The peer average is the unweighted, simple, average of the total rate of return for each of the following companies based on the following inclusion periods. AGNC, NLY, ANH, ARR and CMO have been included since Orchid’s inception. ANH is included from Orchid’s inception to Q1 2021. HTS is included from Orchid’s inception to Q1 2016. MTGE is included from Q1 2017 to Q2 2018. CYS is included from Orchid’s

 ORC Announces Second Quarter 2021 Results

July 29, 2021

inception to Q2 2018. WMC is included from Orchid’s inception to Q4 2018. DX was added in Q1 2017. AAIC and CHMI were added in Q1 2019.

(3)      Represents the total rate of return for Orchid minus peer average in each respective measurement period.

(4)      Peer book values are not available for Orchid’s true inception date (2/13/2013).  Because all peer book values are not available as of Orchid’s true inception date (2/13/2013), the starting point for Orchid and all of the peer companies is 3/31/2013.

Book Value Per Share

The Company's book value per share at June 30, 2021 was $4.71.  The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's common stock. At June 30, 2021, the Company's stockholders' equity was $553.8 million with 117,500,013 shares of common stock outstanding.

Capital Allocation and Return on Invested Capital

The Company allocates capital to two RMBS sub-portfolios, the pass-through RMBS portfolio, consisting of mortgage pass-through certificates issued by Fannie Mae, Freddie Mac or Ginnie Mae (the “GSEs”) and collateralized mortgage obligations (“CMOs”) issued by the GSEs (“PT RMBS”), and the structured RMBS portfolio, consisting of interest-only (“IO”) and inverse interest-only (“IIO”) securities.  As of March 31, 2021, approximately 90% of the Company’s investable capital (which consists of equity in pledged PT RMBS, available cash and unencumbered assets) was deployed in the PT RMBS portfolio.  At June 30, 2021, the allocation to the PT RMBS portfolio decreased by 8% to approximately 82%.

The table below details the changes to the respective sub-portfolios during the quarter, as well as the returns generated by each.

(in thousands)
Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market value - March 31, 2021	$4,297,731	$35,521	$5,284	$40,805	$4,338,536
Securities purchased	939,022	71,739	-	71,739	1,010,761
Securities sold	(537,538)	-	-	-	(537,538)
Gains on sales	1,352	-	-	-	1,352
Return of investment	n/a	(5,149)	(441)	(5,590)	(5,590)
Pay-downs	(129,001)	n/a	-	n/a	(129,001)
Premium lost due to pay-downs	(9,184)	n/a	-	n/a	(9,184)
Mark to market gains (losses)	12,157	(9,402)	(852)	(10,254)	1,903
Market value - June 30, 2021	$4,574,539	$92,709	$3,991	$96,700	$4,671,239

The tables below present the allocation of capital between the respective portfolios at June 30, 2021 and March 31, 2021, and the return on invested capital for each sub-portfolio for the three month period ended June 30, 2021.  The return on invested capital in the PT RMBS and structured RMBS portfolios was approximately (0.7)% and (25.2)%, respectively, for the second quarter of 2021.  The combined portfolio generated a return on invested capital of approximately (3.1)%.

($ in thousands)
Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
June 30, 2021
Market value	$4,574,539	$92,709	$3,991	$96,700	$4,671,239
Cash	379,718	-	-	-	379,718
Borrowings(1)	(4,514,704)	-	-	-	(4,514,704)
Total	$439,553	$92,709	$3,991	$96,700	$536,253
% of Total	82.0%	17.3%	0.7%	18.0%	100.0%
March 31, 2021
Market value	$4,297,731	$35,521	$5,284	$40,805	$4,338,536
Cash(2)	271,332	-	-	-	271,332
Borrowings(3)	(4,181,680)	-	-	-	(4,181,680)
Total	$387,383	$35,521	$5,284	$40,805	$428,188
% of Total	90.5%	8.3%	1.2%	9.5%	100.0%

 ORC Announces Second Quarter 2021 Results

July 29, 2021

(1)      At June 30, 2021, there were outstanding repurchase agreement balances of $73.6 million secured by IO securities and $3.2 million secured by IIO securities.  We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

(2)      At March 31, 2021, cash was reduced by unsettled purchases of approximately $212.2 million and increased by unsettled sales of approximately $155.0 million, which have already been reflected in the market value of the portfolio.

(3)      At March 31, 2021, there were outstanding repurchase agreement balances of $22.5 million secured by IO securities and $4.0 million secured by IIO securities.  We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

($ in thousands)
Returns for the Quarter Ended June 30, 2021
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Income / (loss) (net of borrowing cost)	$27,730	$(162)	$130	$(32)	$27,698
Realized and unrealized gains / (losses)	4,325	(9,402)	(852)	(10,254)	(5,929)
Derivative losses	(34,915)	n/a	n/a	n/a	(34,915)
Total Return	$(2,860)	$(9,564)	$(722)	$(10,286)	$(13,146)
Beginning Capital Allocation	$387,383	$35,521	$5,284	$40,805	$428,188
Return on Invested Capital for the Quarter(1)	(0.7)%	(26.9)%	n/a	(25.2)%	(3.1)%
Average Capital Allocation(2)	$413,468	$64,115	$4,638	$68,753	$482,221
Return on Average Invested Capital for the Quarter(3)	(0.7)%	(14.9)%	(15.6)%	(15.0)%	(2.7)%

(1)      Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.

(2)      Calculated using two data points, the Beginning and Ending Capital Allocation balances.

(3)      Calculated by dividing the Total Return by the Average Capital Allocation, expressed as a percentage.

Stock Offerings

On August 4, 2020, we entered into an equity distribution agreement (the “August 2020 Equity Distribution Agreement”) with four sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $150,000,000 of shares of our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. We issued a total of 27,493,650 shares under the August 2020 Equity Distribution Agreement for aggregate gross proceeds of approximately $150.0 million, and net proceeds of approximately $147.4 million, after commissions and fees, prior to its termination in June 2021.

On January 20, 2021, we entered into an underwriting agreement (the “January 2021 Underwriting Agreement”) with J.P. Morgan Securities LLC (“J.P. Morgan”), relating to the offer and sale of 7,600,000 shares of our common stock. J.P. Morgan purchased the shares of our common stock from the Company pursuant to the January 2021 Underwriting Agreement at $5.20 per share. In addition, we granted J.P. Morgan a 30-day option to purchase up to an additional 1,140,000 shares of our common stock on the same terms and conditions, which J.P. Morgan exercised in full on January 21, 2021. The closing of the offering of 8,740,000 shares of our common stock occurred on January 25, 2021, with proceeds to us of approximately $45.2 million, net of offering expenses.

On March 2, 2021, we entered into an underwriting agreement (the “March 2021 Underwriting Agreement”) with J.P. Morgan, relating to the offer and sale of 8,000,000 shares of our common stock. J.P. Morgan purchased the shares of our common stock from the Company pursuant to the March 2021 Underwriting Agreement at $5.45 per share. In addition, we granted J.P. Morgan a 30-day option to purchase up to an additional 1,200,000 shares of our common stock on the same terms and conditions, which J.P. Morgan exercised in full on March 3, 2021. The closing of the offering of 9,200,000 shares of our common stock occurred on March 5, 2021, with proceeds to us of approximately $50.0 million, net of offering expenses.

On June 22, 2021, we entered into an equity distribution agreement (the “June 2021 Equity Distribution Agreement”) with four sales agents pursuant to which we may offer and sell, from time to time, up to an aggregate amount of $250,000,000 of shares of our common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions. Through June 30, 2021, we issued a total of 5,750,000 shares under the June 2021 Equity Distribution Agreement for aggregate gross proceeds of approximately $31.1 million, and net proceeds of approximately $30.6 million, after commissions and fees. Subsequent to June 30, 2021, and through July 29, 2021, we issued a total of 5,160,000 shares under the June 2021 Equity Distribution Agreement for aggregate gross proceeds of approximately $26.6 million, and net proceeds of approximately $26.2 million, after commissions and fees.

Stock Repurchase Program

On July 29, 2015, the Board of Directors passed a resolution authorizing the repurchase of up to 2,000,000 shares of the Company’s common stock.  As part of the stock repurchase program, shares may be purchased in open market transactions, including through block purchases, privately negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Open market repurchases will be made in accordance with Exchange Act Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of open market stock repurchases. The timing, manner, price and amount of any repurchases is determined by the Company in its discretion and is subject to economic and market conditions, stock price, applicable legal requirements and other factors. On February 8, 2018, the Board of Directors approved an increase in the stock repurchase program for up to an additional 4,522,822 shares of the Company’s common stock. The authorization does not obligate the Company to acquire any particular amount of common stock, and the program may be suspended or discontinued at the Company’s discretion without prior notice.

Since inception of the program through June 30, 2021, the Company repurchased a total of 5,685,511 shares under the stock repurchase program at an aggregate cost of approximately $40.4 million, including commissions and fees, for a weighted average price of $7.10 per share. However, we did not repurchase any shares of our common stock during the three months ended June 30, 2021. As of June 30, 2021, the remaining authorization under the repurchase program is for up to 837,311 shares of the Company’s common stock.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, July 30, 2021, at 10:00 AM ET.  The conference call may be accessed by dialing toll free (833) 794-1168.  International callers dial (236) 714-2726.  The conference passcode is 9593539.  The supplemental materials may be downloaded from the investor relations section of the Company’s website at

 ORC Announces Second Quarter 2021 Results

July 29, 2021

https://ir.orchidislandcapital.com. A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at https://ir.orchidislandcapital.com, and an audio archive of the webcast will be available until August 30, 2021.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS, such as mortgage pass-through certificates and CMOs issued by the GSEs, and (ii) structured Agency RMBS, such as IOs, IIOs and principal only securities, among other types of structured Agency RMBS. Orchid is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

Forward Looking Statements

Statements herein relating to matters that are not historical facts, including, but not limited to statements regarding interest rates, liquidity, inflation, portfolio performance, pledging of our structured RMBS, funding levels and spreads, prepayment speeds, returns, portfolio positioning and repositioning, book value, investment and operating strategy, hedging levels, the supply and demand for Agency RMBS, the effect of actions of the U.S. government, including asset purchases by the Fed, market expectations, future dividends, the stock repurchase program and general economic conditions, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Orchid Island Capital, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Orchid Island Capital, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:

Orchid Island Capital, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.orchidislandcapital.com

Summarized Financial Statements

The following is a summarized presentation of the unaudited balance sheets as of June 30, 2021, and December 31, 2020, and the unaudited quarterly statements of operations for the six and three months ended June 30, 2021 and 2020. Amounts presented are subject to change.

ORCHID ISLAND CAPITAL, INC.
BALANCE SHEETS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	June 30, 2021	December 31, 2020
ASSETS:
Total mortgage-backed securities	$4,671,239	$3,726,895
Cash, cash equivalents and restricted cash	379,718	299,506
Accrued interest receivable	12,547	9,721
Derivative assets, at fair value	43,735	20,999
Receivable for securities sold	-	414
Other assets	688	516
Total Assets	$5,107,927	$4,058,051

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$4,514,704	$3,595,586
Dividends payable	7,663	4,970
Derivative liabilities, at fair value	16,769	33,227
Accrued interest payable	1,042	1,157
Due to affiliates	794	632
Other liabilities	13,134	7,188
Total Liabilities	4,554,106	3,642,760
Total Stockholders' Equity	553,821	415,291
Total Liabilities and Stockholders' Equity	$5,107,927	$4,058,051
Common shares outstanding	117,500,013	76,073,317
Book value per share	$4.71	$5.46

 ORC Announces Second Quarter 2021 Results

July 29, 2021

 ORC Announces Second Quarter 2021 Results

July 29, 2021

ORCHID ISLAND CAPITAL, INC.
STATEMENTS OF OPERATIONS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	Six Months Ended June 30,		Three Months Ended June 30,
	2021	2020	2021	2020
Interest income	$56,110	$62,929	$29,254	$27,258
Interest expense	(3,497)	(21,002)	(1,556)	(4,479)
Net interest income	52,613	41,927	27,698	22,779
(Losses) gains on RMBS and derivative contracts	(91,635)	(79,457)	(40,844)	28,749
Net portfolio (loss) income	(39,022)	(37,530)	(13,146)	51,528
Expenses	7,212	4,897	3,719	2,756
Net (loss) income	$(46,234)	$(42,427)	$(16,865)	$48,772
Basic net (loss) income per share	$(0.50)	$(0.65)	$(0.17)	$0.74
Diluted net (loss) income per share	$(0.50)	$(0.65)	$(0.17)	$0.73
Weighted Average Shares Outstanding	92,456,082	65,408,722	99,489,065	66,310,219
Dividends Declared Per Common Share:	$0.390	$0.405	$0.195	$0.165

	Three Months Ended June 30,
Key Balance Sheet Metrics	2021	2020
Average RMBS(1)	$4,504,887	$3,126,779
Average repurchase agreements(1)	4,348,192	2,992,494
Average stockholders' equity(1)	509,999	327,057
Leverage ratio(2)	8.2:1	9.7:1

Key Performance Metrics
Average yield on RMBS(3)	2.60%	3.49%
Average cost of funds(3)	0.14%	0.60%
Average economic cost of funds(4)	0.61%	1.37%
Average interest rate spread(5)	2.46%	2.89%
Average economic interest rate spread(6)	1.99%	2.12%

(1)      Average RMBS, borrowings and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.

(2)      The leverage ratio is calculated by dividing total ending liabilities by ending stockholders’ equity.

(3)      Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/borrowings balances and are annualized for the quarterly periods presented.

(4)      Represents the interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average borrowings.

(5)      Average interest rate spread is calculated by subtracting average cost of funds from average yield on RMBS.

(6)      Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on RMBS.